Exhibit 99.1
May 5, 2026

Prudential Financial, Inc. Announces
First Quarter 2026 Results

NEWARK, N.J. – Prudential Financial, Inc. (NYSE: PRU) today reported first quarter 2026 results.
•Net income attributable to Prudential Financial, Inc. of $597 million or $1.68 per Common share versus net income of $707 million or $1.96 per share for the year-ago quarter.
•After-tax adjusted operating income of $1.278 billion or $3.61 per Common share versus $1.188 billion or $3.29 per share for the year-ago quarter.
•Book value per Common share of $91.28 versus $83.59 per share for the year-ago quarter; adjusted book value per Common share of $99.79 versus $96.37 per share for the year-ago quarter.
•Parent company highly liquid assets(1) of $3.7 billion versus $4.9 billion for the year-ago quarter, primarily attributable to a $1.0 billion hybrid securities redemption in May 2025.
•Assets under management(2) of $1.576 trillion versus $1.522 trillion for the year-ago quarter.
•Capital returned to shareholders totaled $746 million, including $250 million of share repurchases and $496 million of dividends, versus $736 million in the year-ago quarter. Dividends paid in the first quarter were $1.40 per Common share, representing a yield on adjusted book value of over 5%.
•On April 21, 2026, Prudential issued a press release and held a call with the investment community to discuss the extension of the Prudential of Japan voluntary sales suspension. For more information, please visit our website at investor.prudential.com.

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Prudential Financial, Inc. First Quarter 2026 Earnings Release	Page 2
“We delivered a solid first quarter, reflecting the progress we have made over the past year to operate with greater consistency and discipline,” said Andy Sullivan, Chairman and Chief Executive Officer of Prudential Financial. "Momentum is growing across our businesses as we sharpen focus and strengthen execution.

PGIM delivered strong investment performance and is on track to achieve its margin expansion target. Our U.S. Businesses reflected the actions taken to enhance competitive positioning, enabling us to capture demand and improve the underlying fundamentals across retirement and insurance. While the results of our International Businesses were impacted by the sales suspension at Prudential of Japan, our broader Japan platform remains diversified and resilient. Outside of Japan, Emerging Markets delivered a robust first quarter, driven by record earnings in Brazil.

We have a strong foundation, distinctive capabilities, and we are building a stronger Prudential — positioned to deliver durable value across cycles."
OVERVIEW
Net income attributable to Prudential Financial, Inc. ("Prudential" or the "Company") was $597 million ($1.68 per Common share) for the first quarter of 2026, compared to net income of $707 million ($1.96 per Common share) for the first quarter of 2025. After-tax adjusted operating income was $1.278 billion ($3.61 per Common share) for the first quarter of 2026, compared to $1.188 billion ($3.29 per Common share) for the first quarter of 2025.

Consolidated adjusted operating income and adjusted book value are non-GAAP measures. A discussion of these measures, including definitions thereof, how they are useful to investors, and certain limitations thereof, is included later in this release under “Non-GAAP Measures,” and reconciliations to the most comparable GAAP measures are provided in the tables that accompany this release.(3)
RESULTS OF ONGOING OPERATIONS
Prudential's ongoing operations include PGIM, U.S. Businesses, International Businesses, and Corporate & Other. In the following business-level discussion, adjusted operating income refers to pre-tax results.
PGIM
PGIM, the Company’s global investment management business, reported adjusted operating income of $190 million for the first quarter of 2026, up 22% compared to $156 million in the year-ago quarter. This increase primarily reflects higher asset management fees and other related revenues, mainly driven by agency earnings, partially offset by higher expenses resulting from growth initiatives.
PGIM assets under management of $1.433 trillion increased 3% from the year-ago quarter, primarily driven by equity market appreciation and strong investment performance. Total net outflows in the quarter of $0.1 billion reflected affiliated net outflows of $1.9 billion, mostly offset by third-party net inflows of $1.8 billion. Third-party institutional net inflows were $1.6 billion as public and private fixed income and real estate inflows were partially offset by public equity outflows. Third-party retail net inflows of $0.2 billion were primarily driven by public fixed income inflows, partially offset by public equity outflows.
U.S. Businesses
U.S. Businesses, which includes the Company's Retirement, Group Insurance, Individual Life, and U.S. Legacy Products segments, reported adjusted operating income of $956 million for the first quarter of 2026, up 3% compared to $931 million in the year-ago quarter. This increase primarily reflects higher net investment spread results, partially offset by higher expenses in all businesses related to investments in enhancing service and distribution, and lower net fee income resulting from the continued run-off of the traditional variable annuity block.
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Prudential Financial, Inc. First Quarter 2026 Earnings Release	Page 3
Retirement:
•Reported adjusted operating income of $572 million in the quarter, up 9% compared to $526 million in the year-ago quarter. This increase primarily reflects higher net investment spread results, partially offset by higher expenses to support business growth and the investments mentioned above, and less favorable underwriting results.

•Net account values of $356 billion increased 8% from the year-ago quarter, reflecting the benefits of market appreciation and business growth. Total sales in the quarter of $7.4 billion included $3.3 billion of retail annuities sales, reflecting strong momentum following the December 2025 launch of the Company's latest registered index-linked annuity product, and $1.4 billion of pension risk transfer activity across four middle-market transactions.
Group Insurance:
•Reported adjusted operating income of $38 million in the quarter, compared to $89 million in the year-ago quarter. Excluding the impact of a favorable reserve refinement of approximately $30 million last year, this decrease primarily reflects less favorable disability underwriting results, due to higher claims incidence and severity, and higher expenses related to investments supporting business growth and operational efficiency in claims and service, partially offset by more favorable mortality in the working-age population in life underwriting results.

•Sales of $526 million in the quarter increased 32% from the year-ago quarter, driven by strong growth in disability, including supplemental health products, and continued momentum in the Premier middle-market segment.
Individual Life:
•Reported adjusted operating income of $139 million in the quarter, more than doubling compared to $52 million in the year-ago quarter. This increase primarily reflects more favorable underwriting results, due to more favorable mortality from lower claims severity, and higher net investment spread results.

•Sales of $251 million in the quarter increased 23% from the year-ago quarter, primarily driven by variable accumulation product sales.
U.S. Legacy Products:
•Effective January 1, 2026, Prudential established the U.S. Legacy Products reporting segment, consisting of traditional variable annuities with guaranteed living benefit riders and certain other annuities products, previously included in the former Individual Retirement Strategies segment, as well as guaranteed universal life policies previously included in the Individual Life segment. This new reporting segment represents run-off blocks consisting of products that are no longer being sold in U.S. markets.
•Reported adjusted operating income of $207 million in the quarter, down 22% compared to $264 million in the year-ago quarter. This decrease primarily reflects lower net fee income, resulting from the continued run-off of the traditional variable annuity block, partially offset by market appreciation, as well as less favorable underwriting results related to the guaranteed universal life block.
•Net legacy annuities account values of $74 billion decreased 8% from the year-ago quarter, driven by net outflows from the continued run-off of the block, partially offset by market appreciation.
International Businesses
International Businesses reported adjusted operating income of $810 million for the first quarter of 2026, down 4% compared to $848 million in the year-ago quarter. This decrease primarily reflects higher expenses related to the Prudential of Japan sales suspension, partially offset by higher net investment spread results and more favorable underwriting results primarily driven by new business growth in Brazil, which had a record earnings quarter.
Constant dollar basis sales(4) of $424 million in the quarter decreased 27% from the year-ago quarter, primarily driven by the Prudential of Japan sales suspension.
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Prudential Financial, Inc. First Quarter 2026 Earnings Release	Page 4
Corporate & Other
Corporate & Other reported a loss, on an adjusted operating income basis, of $330 million for the first quarter of 2026, compared to a loss of $415 million in the year-ago quarter. This lower loss primarily reflects lower expenses and favorable foreign exchange remeasurement impacts.
NET INCOME
Net income in the quarter included $621 million of pre-tax net realized investment losses and related charges and adjustments, including $101 million of pre-tax net credit-related losses, $295 million of pre-tax losses related to the net change in value of market risk benefits, $53 million of pre-tax earnings from divested and run-off businesses, and $15 million of pre-tax gains related to market experience updates.
Net income for the year-ago quarter included $351 million of pre-tax losses related to the net change in value of market risk benefits, $246 million of pre-tax net realized investment losses and related charges and adjustments, including $84 million of pre-tax net credit-related losses, $73 million of pre-tax losses from divested and run-off businesses, and $39 million of pre-tax gains related to market experience updates.
EARNINGS CONFERENCE CALL
Members of Prudential’s senior management team will host a conference call on Wednesday, May 6, 2026, at 11:00 a.m. ET to review these results. The conference call will be broadcast live over the Company’s Investor Relations website at investor.prudential.com. Please log on 15 minutes prior to the start of the call in the event necessary software needs to be downloaded. Institutional investors, analysts, and other interested parties are invited to listen to the call by dialing one of the following numbers: (877) 407-8293 (domestic) or (201) 689-8349 (international). A replay will also be available on the Investor Relations website through May 20. To access a replay via phone starting at 3:00 p.m. ET on May 6 through May 20, dial (877) 660-6853 (domestic) or (201) 612-7415 (international) and use replay code 13759428.

FORWARD-LOOKING STATEMENTS
Certain of the statements included in this release, including those regarding our strategy and prospects for future performance, included the margin expansion target for PGIM, and the suspension of sales at Prudential of Japan, and our ability to deliver durable value constitute forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words such as “expects,” “believes,” “anticipates,” “includes,” “plans,” “assumes,” “estimates,” “projects,” “intends,” “should,” “will,” “shall” or variations of such words are generally part of forward-looking statements. Forward-looking statements are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon Prudential Financial, Inc. and its subsidiaries. Prudential Financial, Inc.’s actual results may differ, possibly materially, from expectations or estimates reflected in such forward-looking statements. Certain important factors that could cause actual results to differ, possibly materially, from expectations or estimates reflected in such forward-looking statements include, among others, that our remediation efforts at Prudential of Japan may be unsuccessful or take longer than we expect, that we may uncover additional misconduct, that the sales suspension may continue for longer than we expect, losses on investments or financial contracts due to deterioration in credit quality or value, or counterparty default; losses on insurance products due to mortality experience, and morbidity experience or policyholder behavior experience that differs significantly from our expectations when we price our products. Additional factors and uncertainties that could cause actual results to differ can be found in the “Risk Factors” and “Forward-Looking Statements” sections included in Prudential Financial, Inc.’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. The forward-looking statements herein are subject to the risk, among others, that we will be unable to execute our strategy because of market or competitive conditions or other factors. Prudential Financial, Inc. does not undertake to update any particular forward-looking statement included in this document.
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Prudential Financial, Inc. First Quarter 2026 Earnings Release	Page 5
NON-GAAP MEASURES
Consolidated adjusted operating income and adjusted book value are non-GAAP measures. Reconciliations to the most directly comparable GAAP measures are included in this release.

We believe that our use of these non-GAAP measures helps investors understand and evaluate the Company’s performance and financial position. The presentation of adjusted operating income as we measure it for management purposes enhances the understanding of the results of operations by highlighting the results from ongoing operations and the underlying profitability of our businesses. Trends in the underlying profitability of our businesses can be more clearly identified without the fluctuating effects of the items described below. Adjusted book value augments the understanding of our financial position by providing a measure of net worth that is primarily attributable to our business operations separate from the portion that is affected by capital and currency market conditions, and by isolating the accounting impact associated with insurance liabilities that are generally not marked to market and the supporting investments that are marked to market through accumulated other comprehensive income under GAAP. However, these non-GAAP measures are not substitutes for income and equity determined in accordance with GAAP, and the adjustments made to derive these measures are important to an understanding of our overall results of operations and financial position. The schedules accompanying this release provide reconciliations of non-GAAP measures with the corresponding measures calculated using GAAP. Additional historic information relating to our financial performance is located on our website at investor.prudential.com.

Adjusted operating income is a non-GAAP measure used by the Company to evaluate segment performance and to allocate resources. Adjusted operating income excludes “Realized investment gains (losses), net, and related charges and adjustments”. A significant element of realized investment gains and losses are impairments and credit-related and interest rate-related gains and losses. Impairments and losses from sales of credit-impaired securities, the timing of which depends largely on market credit cycles, can vary considerably across periods. The timing of other sales that would result in gains or losses, such as interest rate-related gains or losses, is largely subject to our discretion and influenced by market opportunities as well as capital and other factors.

Realized investment gains (losses) within certain businesses for which such gains (losses) are a principal source of earnings, and those associated with terminating hedges of foreign currency earnings and current period yield adjustments, are included in adjusted operating income. Adjusted operating income generally excludes realized investment gains and losses from products that contain embedded derivatives, and from associated derivative portfolios that are part of an asset-liability management program related to the risk of those products. Adjusted operating income also excludes gains and losses from changes in value of certain assets and liabilities relating to foreign currency exchange movements that have been economically hedged or considered part of our capital funding strategies for our international subsidiaries, as well as gains and losses on certain investments that are designated as trading. Adjusted operating income also excludes investment gains and losses on assets supporting experience-rated contractholder liabilities and changes in experience-rated contractholder liabilities due to asset value changes, because these recorded changes in asset and liability values are expected to ultimately accrue to contractholders. Adjusted operating income excludes the changes in fair value of equity securities that are recorded in net income. Additionally, adjusted operating income excludes the impact of annual assumption updates and other refinements included in the above items.

Adjusted operating income excludes “Change in value of market risk benefits, net of related hedging gains (losses)”, which reflects the impact from changes in current market conditions, and market experience updates, reflecting the immediate impacts in current period results from changes in current market conditions on estimates of profitability, which we believe enhances the understanding of underlying performance trends. Adjusted operating income also excludes the results of Divested and Run-off Businesses, which are not relevant to our ongoing operations, and discontinued operations and earnings attributable to noncontrolling interests and redeemable noncontrolling interests, each of which is presented as a separate component of net income under GAAP. Additionally, adjusted operating income excludes other items, such as certain components of the consideration for acquisitions, which are recognized as compensation expense over the requisite service periods, and goodwill impairments. Earnings attributable to noncontrolling interests and redeemable noncontrolling interests is presented as a separate component of net income under GAAP and excluded from adjusted operating income. The tax effect associated with pre-tax adjusted operating income is based on applicable IRS and foreign tax regulations inclusive of pertinent adjustments.

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Prudential Financial, Inc. First Quarter 2026 Earnings Release	Page 6
Adjusted operating income does not equate to “Net income” as determined in accordance with U.S. GAAP. Adjusted operating income is not a substitute for income determined in accordance with U.S. GAAP, and our definition of adjusted operating income may differ from that used by other companies. The items above are important to an understanding of our overall results of operations. However, we believe that the presentation of adjusted operating income as we measure it for management purposes enhances the understanding of our results of operations by highlighting the results from ongoing operations and the underlying profitability of our businesses. Trends in the underlying profitability of our businesses can be more clearly identified without the fluctuating effects of the items described above.

Adjusted book value is calculated as total equity (GAAP book value) excluding accumulated other comprehensive income (loss), the cumulative change in fair value of funds withheld embedded derivatives, and the cumulative effect of foreign currency exchange rate remeasurements and currency translation adjustments corresponding to realized investment gains and losses. These items are excluded in order to highlight the book value attributable to our core business operations separate from the portion attributable to external and potentially volatile capital and currency market conditions.
FOOTNOTES
(1)Highly liquid assets predominantly include cash, short-term investments, U.S. Treasury securities, obligations of other U.S. government authorities and agencies, and/or foreign government bonds. For more information about highly liquid assets, see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources” included in Prudential Financial, Inc.’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.

(2)For more information about assets under management, see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Results of Operations – Segment Measures” included in Prudential Financial, Inc.’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.

(3)While not a traditional U.S. GAAP measure, adjusted operating income is the Company's segment performance measure, which is required to be disclosed by U.S. GAAP in accordance with FASB Accounting Standards Codification (ASC) 280 - Segment Reporting. Where presented by segment, we have provided a reconciliation to the corresponding consolidated U.S. GAAP total in accordance with the disclosure requirements as articulated in ASC 280.

(4)For more information about constant dollar basis sales, see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Results of Operations by Segment – International Businesses” included in Prudential Financial, Inc.’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.

Prudential Financial, Inc. (NYSE: PRU), a global financial services leader and premier active global investment manager with approximately $1.6 trillion in assets under management as of March 31, 2026, has operations in the United States, Asia, Europe, and Latin America. Prudential’s diverse and talented employees help make lives better and create financial opportunity for more people by expanding access to investing, insurance, and retirement security. Prudential’s iconic Rock symbol has stood for strength, stability, expertise, and innovation for over 150 years. For more information, please visit news.prudential.com.

MEDIA CONTACT: Ashley Pope, ashley.pope@prudential.com

INVESTOR RELATIONS CONTACT: Tina Madon, investor.relations@prudential.com

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Financial Highlights
(in millions, unaudited)

	Three Months Ended
	March 31,
	2026	2025
Adjusted operating income (loss) before income taxes (1):
PGIM	$190	$156
U.S. Businesses	956	931
International Businesses	810	848
Corporate and Other	(330)	(415)
Total adjusted operating income (loss) before income taxes	$1,626	$1,520
Reconciling Items:
Realized investment gains (losses), net, and related charges and adjustments	$(621)	$(246)
Change in value of market risk benefits, net of related hedging gains (losses)	(295)	(351)
Market experience updates	15	39
Divested and Run-off Businesses:
Closed Block division	(11)	(22)
Other Divested and Run-off Businesses	64	(51)
Equity in earnings of joint ventures and other operating entities and earnings attributable to noncontrolling interests and redeemable noncontrolling interests	(42)	3
Other adjustments (2)	(3)	28
Total reconciling items, before income taxes	(893)	(600)
Income (loss) before income taxes and equity in earnings of joint ventures and other operating entities	$733	$920
Income Statement Data:
Net income (loss) attributable to Prudential Financial, Inc.	$597	$707
Income (loss) attributable to noncontrolling interests and redeemable noncontrolling interests	9	35
Net income (loss)	606	742
Less: Earnings attributable to noncontrolling interests and redeemable noncontrolling interests	9	35
Income (loss) attributable to Prudential Financial, Inc.	597	707
Less: Equity in earnings of joint ventures and other operating entities, net of taxes and earnings attributable to noncontrolling interests and redeemable noncontrolling interests	(7)	(6)
Income (loss) (after-tax) before equity in earnings of joint ventures and other operating entities	604	713
Less: Total reconciling items, before income taxes	(893)	(600)
Less: Income taxes, not applicable to adjusted operating income (loss)	(219)	(125)
Total reconciling items, after income taxes	(674)	(475)
After-tax adjusted operating income (loss) (1)	1,278	1,188
Income taxes, applicable to adjusted operating income	348	332
Adjusted operating income (loss) before income taxes (1)	$1,626	$1,520

See footnotes on last page.

Financial Highlights
(in millions, except per share data, unaudited)

	Three Months Ended
	March 31,
	2026	2025
Earnings per share of Common Stock:
Net income (loss) attributable to Prudential Financial, Inc.	$1.68	$1.96
Less: Reconciling Items:
Realized investment gains (losses), net, and related charges and adjustments	(1.78)	(0.69)
Change in value of market risk benefits, net of related hedging gains (losses)	(0.84)	(0.99)
Market experience updates	0.04	0.11
Divested and Run-off Businesses:
Closed Block division	(0.03)	(0.06)
Other Divested and Run-off Businesses	0.18	(0.14)
Difference in earnings allocated to participating unvested share-based payment awards	0.02	0.02
Other adjustments (2)	(0.01)	0.08
Total reconciling items, before income taxes	(2.42)	(1.67)
Less: Income taxes, not applicable to adjusted operating income (loss)	(0.49)	(0.34)
Total reconciling items, after income taxes	(1.93)	(1.33)
After-tax adjusted operating income (loss)	$3.61	$3.29
Weighted average number of outstanding common shares - basic	347.7	354.3
Weighted average number of outstanding common shares - diluted	349.4	356.1
For earnings per share of Common Stock calculation:
Net income (loss) attributable to Prudential Financial, Inc.	$597	$707
Less: Earnings allocated to participating unvested share-based payment awards	9	10
Net income (loss) attributable to Prudential Financial, Inc. for earnings per share of Common Stock calculation	$588	$697
After-tax adjusted operating income (loss) (1)	$1,278	$1,188
Less: Earnings allocated to participating unvested share-based payment awards	17	16
After-tax adjusted operating income (loss) for earnings per share of Common Stock calculation (1)	$1,261	$1,172
Prudential Financial, Inc. Equity (as of end of period):
GAAP book value (total PFI equity) at end of period	$31,975	$29,883
Less: Accumulated other comprehensive income (AOCI)	(3,450)	(4,741)
GAAP book value excluding AOCI	35,425	34,624
Less: Cumulative change in fair value of funds withheld embedded derivatives	60	62
Less: Cumulative effect of foreign exchange rate remeasurement and currency translation adjustments corresponding to realized gains (losses)	409	108
Adjusted book value	$34,956	$34,454
End of period number of common shares - diluted	350.3	357.5
GAAP book value per common share - diluted	$91.28	$83.59
GAAP book value excluding AOCI per share - diluted	$101.13	$96.85
Adjusted book value per common share - diluted	$99.79	$96.37

See footnotes on last page.

Financial Highlights
(in millions, or as otherwise noted, unaudited)

	Three Months Ended
	March 31,
	2026	2025
PGIM:
PGIM:
Assets Managed by PGIM (in billions, as of end of period) :
Institutional customers - Third Party	$638.8	$620.2
Retail customers - Third Party	259.0	240.6
Affiliated	535.5	524.5
Total PGIM	$1,433.3	$1,385.3
Institutional Customers - Assets Under Management (in billions):
Gross additions, excluding money market	$24.7	$23.8
Net additions (withdrawals), excluding realizations, distributions and money market (3)	$1.6	$7.6
Retail Customers - Assets Under Management (in billions):
Gross additions, excluding money market	$21.6	$17.7
Net additions (withdrawals), excluding money market	$0.2	$(0.2)
Affiliated - Assets Under Management (in billions):
Gross additions, excluding money market	$18.2	$20.6
Net additions (withdrawals), excluding realizations, distributions and money market	$(1.9)	$(0.1)
U.S. Businesses:
Retirement:
Gross sales and additions (4)	$7,369	$10,524
Net sales and additions (withdrawals)	$(688)	$3,232
Total account value at end of period, net	$355,745	$328,521
Group Insurance:
Annualized New Business Premiums (5):
Group life	$211	$225
Group disability	315	175
Total	$526	$400
Individual Life:
Annualized New Business Premiums (5):
Term life	$38	$32
Universal life	17	18
Variable life	196	154
Total	$251	$204
U.S. Legacy Products:
Total annuities account value at end of period, net (6)	$74,061	$80,531
Total guaranteed universal life policyholder account balance, net (7)	$5,648	$5,626
International Businesses:
International Businesses:
Annualized New Business Premiums (5)(8):
Actual exchange rate basis	$429	$576
Constant exchange rate basis	$424	$578

See footnotes on last page.

Financial Highlights
(in billions, as of end of period, unaudited)

	March 31,
	2026	2025
Assets and Assets Under Management and Administration:
Total assets	$765.4	$739.3
Assets under management (at fair market value):
PGIM	$1,433.3	$1,385.3
U.S. Businesses	115.3	111.3
International Businesses	20.8	19.3
Corporate and Other	6.4	6.2
Total assets under management	1,575.8	1,522.1
Assets under administration	190.9	180.4
Total assets under management and administration	$1,766.7	$1,702.5

(1)	Adjusted operating income is a non-GAAP measure of performance. See "Non-GAAP Measures" within the earnings release for additional information.

(2)	Represents adjustments not included in the above reconciling items, including certain components of consideration for business acquisitions, which are recognized as compensation expense over the requisite service periods.

(3)	Prior period amounts have been updated to conform to current period presentation.

(4)	Represents retail annuities, longevity reinsurance, fee-based stable value, pension risk transfer, spread-based stable value, structured settlements and funding agreement-backed notes.

(5)	Premiums from new sales are expected to be collected over a one-year period. Group insurance annualized new business premiums exclude new premiums resulting from rate changes on existing policies, from additional coverage issued under our Servicemembers’ Group Life Insurance contract, and from excess premiums on group universal life insurance that build cash value but do not purchase face amounts. Group insurance annualized new business premiums include premiums from the takeover of claim liabilities. Excess (unscheduled) and single premium business for the Company’s domestic individual life and international operations are included in annualized new business premiums based on a 10% credit.

(6)	Represents discontinued annuities, guaranteed living benefits, alliance deposits and supplementary contracts.

(7)	Includes fixed rate funds and deferred revenues on guaranteed universal life products.

(8)	Actual amounts reflect the impact of currency fluctuations. Constant amounts reflect foreign denominated activity translated to U.S. dollars at uniform exchange rates for all periods presented, including Japanese yen 147 per U.S. dollar. U.S. dollar-denominated activity is included based on the amounts as transacted in U.S. dollars.